UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2005

Mercer Insurance Group, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	333-104897	23-2934601
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North Highway 31, Pennington, New Jersey		08534
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 737-0426

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 29, 2005, Mercer Insurance Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with FPIG Acquisition Corp, a Delaware corporation wholly-owned by Mercer Insurance Group, Inc., and Financial Pacific Insurance Group Inc. (“FPIG”), a Delaware corporation.

Under the terms of the Agreement, the Company will acquire FPIG through a merger whereby FPIG Acquisition Corp will merge with and into FPIG with FPIG as the surviving entity operating under the Certificate of Incorporation and Bylaws of FPIG Acquisition Corp (the “Merger”).

As described in the Agreement, (i) at the effective time of the Merger, each share of FPIG common stock and FPIG preferred stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into a right to receive $4,982 in cash in accordance with Section 2.5(b) of the Agreement, and (ii) each Right, as defined in Section 1.2 of the Agreement, issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive the product of the number of shares of FPIG common stock that would have been acquired upon the exercise of the Right multiplied by the difference between the cash consideration described in Section 2.5(b) of the Agreement and the exercise price per share of FPIG common stock.

The proposed transaction is subject to regulatory approval.  The Agreement is attached hereto as Exhibit 2.0.

Item 2.02   Results of Operations and Financial Condition.

On May 2, 2005, the Company issued a press release containing financial information regarding its results of operations and financial condition for the quarter ended March 31, 2005.  A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.1.

Item 7.01   Regulation FD Disclosure.

On May 2, 2005, the Company issued a press release announcing that it had entered into the Agreement.  A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(c)               Exhibits.

2.0          Agreement and Plan of Merger dated April 29, 2005

99.1        Press Release dated May 2, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INSURANCE GROUP, INC.

Dated:	5/3/2005	By:	/s/ David Merclean
David Merclean
Chief Financial Officer